CONSENT OF INDEPENDENT AUDITORS





We consent to the incorporation by reference in the Registration Statement of Templeton Funds, Inc. on Form N-14 (File No. 2-60067) of our report dated November 30, 1995, except as to the information presented in Note 7 for which the date is December 15, 1995, on our audit of the financial statements and financial highlights of Franklin International Trust, which report is included in Franklin International Trust's Annual Report to Shareholders for the year ended October 31, 1995, which is incorporated by reference in the Registration Statement.



                          /s/COOPERS & LYBRAND L.L.P.

                            Coopers & Lybrand L.L.P.


Boston, Massachusetts
January 12, 1995